10.1   Management Agreement

MANAGEMENT AGREEMENT
This Agreement is made as of this 12th day of June, 2009 between and among FUEL FRONTIERS, INC., a Nevada corporation (“FFI”) and NUCLEAR SOLUTIONS, INC., a Nevada corporation (“NSOL”), (FFI and NSOL are sometimes collectively referred to herein as the “CORPORATIONS”) and SCHRADER & ASSOCIATES DEFINED BENEFIT PENSION PLAN, (“SCHRADER”).

BACKGROUND
(a)
A.           SCHRADER desires to purchase shares of FFI owned by NSOL and NSOL desires to sell a portion of its FFI shares to SCHRADER on the terms noted in the Stock Purchase and Related Agreements (the “TRANSACTION DOCUMENTS”).

(b)	B. As an inducement to obtain the SCHRADER investment, the CORPORATIONS have respectively agreed to be bound by certain management covenants.

For valuable consideration, the receipt of which is acknowledged by the parties, the parties agree as follows:

AGREEMENT
1. Proceeds and Management.

a. Nuclear Solutions agrees to use the SCHRADER investment proceeds according to the “Use of Proceeds” attached as Schedule 1.0.

b.           Nuclear Solutions agrees to nominate, appoint and, or vote into office one person named by SCHRADER who will be seated as a member of the board of directors of Fuel Frontiers, Inc. for a term of twelve (12) months commencing on the date of closing of the SCHRADER investment.

2. Muhlenberg Property.

a.           FFI desires to purchase certain real property located in Muhlenberg, Kentucky for the construction of its CTL plant (the “Muhlenberg Property”) for approximately $150,000, which the parties agree shall be allocated from the SCHRADER investment proceeds as specified in Schedule 1.0 attached hereto.  FFI agrees to take title to the Muhlenberg Property in such a manner so that the property ownership would automatically revert to SCHRADER in the event of FFI’s petition in bankruptcy, wind-up or liquidation.

b.           The parties agree that the purchase of real property for the CTL plant from a portion of the SCHRADER investment proceeds is a material element of the consideration for the sale of FFI stock by NSOL.  In the event that FFI is no longer pursuing its CTL plant on the Muhlenberg Property because of FFI’s inability after good faith efforts to obtain all appropriate approvals and permits required for the CTL plant, then:

i.           FFI, on behalf of FFI and SCHRADER, shall sell their entire collective interest in the land, in a manner permitting it to sell an unencumbered fee simple interest to a third party purchaser at the prevailing market price; and

ii.           FFI shall make use of the net funds received from such sale to purchase another plot of land in Kentucky to build a CTL facility and shall take title to the second property in such a manner so that the property ownership would automatically revert to SCHRADER in the event of FFI’s petition in bankruptcy, wind-up or liquidation.

3. Release of Schrader Property Interest

In the event that (i) FFI secures a fundable offtake agreement or fuel purchase agreement for fuel provided by FFI’s proposed CTL plant on the Muhlenberg Property or its replacement property; or (ii) financing for FFI which requires the grant of a security interest in FFI assets or similar encumbrance; then SCHRADER shall quitclaim his future interest in the land. The parties agree that no compensation is payable to Schrader in the event such quitclaim is requested by FFI. In such event, FFI shall pay the expense of the preparation of the documentation necessary for the quitclaim of the property. SCHRADER agrees to execute in a timely manner such documents as may be reasonably requested by the FFI board of directors or otherwise necessary to effect the terms and conditions of this Agreement.

4. General Provisions

a.
Entire Agreement. This Agreement (including the Schedule hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

b.	Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

c.
Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of Nevada.  The parties hereto waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the District of Columbia.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

d.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one Agreement. For the purposes of this Agreement, a faxed copy of an executed Agreement shall be deemed to be an original.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

NUCLEAR SOLUTIONS, INC.	FUEL FRONTIERS, INC.

/s/ Patrick Herda	/s/ David Maland
By: Patrick Herda	By: David Maland
Title: President	Title: President

SCHRADER & ASSOCIATES DEFINED BENEFIT PENSION PLAN

/s/ Scott A. Schrader
By: Scott A. Schrader
Title: